Exhibit 99.1

      (WPS RESOURCES CORPORATION LETTERHEAD)
NEWS RELEASE
Contact:  Joseph P. O'Leary - Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463
FOR IMMEDIATE RELEASE

WPS Resources Corporation Settles Equity Forward Agreement

Green Bay, WI - May 10, 2006 - WPS Resources Corporation (NYSE: WPS) announced today that it has exercised its rights under a forward sale agreement with an affiliate of J. P. Morgan Securities Inc. that was entered into in November 2005 as part of its public offering of 4,600,000 shares of common stock at $53.70. Under terms of the agreement, J. P. Morgan (as agent for its affiliate), as the forward purchaser borrowed and sold 2,700,000 shares, or 58.7% of the November 2005 public offering, of WPS Resources common stock. WPS Resources had the right to elect physical or cash settlement of the forward sale agreement within approximately one year of the date of the public offering. The forward sale agreement was physically settled at approximately $51.72 per share (net proceeds per share after underwriters’ fees and other adjustments), for aggregate net proceeds of approximately $139.6 million. The proceeds will be used to partially finance the acquisition of the Michigan and Minnesota natural gas distribution operations from Aquila, Inc. and for general corporate purposes.

As of May 10, 2006, upon completion of the physical settlement of this transaction, WPS Resources had 43,016,636 shares of its common stock outstanding.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "expect," "intend" and other similar words. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see WPS Resources' periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

About WPS Resources Corporation:
WPS Resources Corporation, based in Green Bay, Wisconsin, is a holding company with both regulated and nonregulated energy-related subsidiaries. Its wholly owned regulated subsidiaries include Wisconsin Public Service Corporation, an electric and natural gas utility; Upper Peninsula Power Company, an electric utility; and Michigan Gas Utilities Corporation, a natural gas utility. Its wholly owned, nonregulated subsidiary is WPS Energy Services, Inc.

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